Filed Pursuant to Rule 424(b)(5)
Registration No. 333-280681
PROSPECTUS SUPPLEMENT No. 5
(To the Sales Agreement Prospectus dated July 11, 2024 and
the Base Prospectus, dated July 11, 2024)
INTENSITY THERAPEUTICS, INC.
Up to $60,000,000
Common Stock
We have previously entered into an at the market offering agreement (the “Offering Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”) relating to shares of our common stock offered by this prospectus supplement and the sales agreement prospectus dated July 11, 2024 (the “July 11, 2024 sales agreement prospectus”) and the base prospectus dated July 11, 2024 (the “July 11, 2024 prospectus”). In accordance with the terms of the Offering Agreement, we may offer and sell shares of our common stock, $0.0001 par value per share, from time to time through Wainwright acting as our agent (the “ATM Offering”).
Our common stock is listed on The Nasdaq Capital Market under the symbol “INTS.” On March 20, 2026, the last reported sale price of our common stock on The Nasdaq Capital Market was $5.98 per share.
We are filing this prospectus supplement to supplement and amend, as of March 23, 2026, the July 11, 2024 sales agreement prospectus and July 11, 2024 base prospectus to increase the maximum aggregate gross sales price of our common stock that may be offered, issued and sold under the Offering Agreement from and after the date hereof to $60,000,000 (the “ATM Offering Size Increase”), not including the shares of common stock previously sold. Under the July 11, 2024 sales agreement prospectus, we initially registered up to $15,000,000 of our common stock for offer and sale pursuant to the Offering Agreement, which was reduced to $7,000,000 on November 20, 2024, further reduced to $15,000 on June 11, 2025, increased to $9,650,000 pursuant to the prospectus supplement dated June 18, 2025, and then further increased to $30,000,000 pursuant to the prospectus supplement dated December 4, 2025. As of the date of the filing of this prospectus supplement, we have sold 1,297,655 shares of our common stock that are covered by the July 11, 2024 sales agreement prospectus pursuant to the Offering Agreement for an aggregate gross sales price of $12,029,360.
The purpose of this prospectus supplement is to update the July 11, 2024 sales agreement prospectus to reflect the ATM Offering Size Increase. Except as modified by this prospectus supplement, the terms of the ATM Offering remain unchanged, and the Offering Agreement remains in full force and effect.
Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on pages S-6 and 5 of the July 11, 2024 sales agreement prospectus and July 11, 2024 base prospectus, respectively, and in the documents incorporated by reference into the July 11, 2024 sales agreement prospectus and July 11, 2024 base prospectus, as well as the risks and uncertainties described in other documents we file with the Securities and Exchange Commission, or SEC.
Neither the SEC nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement, the July 11, 2024 sales agreement prospectus and July 11, 2024 base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
H.C. Wainwright & Co.
The date of this prospectus supplement is March 23, 2026.